EMPLOYMENT AGREEMENT


    This Agreement made this 1st day of September, 1995, between

Pennsylvania Enterprises, Inc. (PEI), a Pennsylvania Corporation, with offices at 39 Public Square, Wilkes-Barre, Pennsylvania 18711-0601, and

Dean T. Casaday, of 5 Italian Road, Dallas, Pennsylvania 18612, hereinafter referred to as "Casaday."

                                Background

    The background of this Agreement is that PEI is a utility holding company with its principal office in Wilkes-Barre, Pennsylvania.  Casaday is currently serving as President and CEO of the corporation.  Casaday's initial three year employment agreement expired on September 1, 1994, but he wishes to continue his employment with the Company and PEI wishes to continue his employment as President and CEO for an additional one year period.

    NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable considerations, the parties hereto do hereby agree as follows:

    1.   Employment; Acceptance of Employment.  PEI hereby employes Casaday as President and CEO and Casaday hereby accepts employment with PEI subject to the terms and conditions hereafter set forth.

    2.   Term.  The term of the Agreement and the employment of Casaday hereunder to be effective September 1, 1995, and run for a period of 12

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months, ending September 1, 1996.  This Agreement shall terminate in the event of the death of Casaday during the term thereof.  This Agreement shall not affect any rights or obligations of either party under any other benefit or program Casaday may have as an executive officer of the Company.

The supplemental retirement plan agreement dated December 23, 1991, is unaffected by this Employment Agreement and continues in full force and effect, except that as a result of recent amendments to the Internal

Revenue Code which limit the amount of includible compensation which may be taken into account under a tax-qualified retirement plan, the supplemental retirement agreement dated December 23, 1991, will be amended to guarantee

Casaday the difference, if any, between the benefit Casaday would be entitled to under the Company's qualified pension plan, if such benefits were calculated without regard to restrictions on compensation imposed under Internal Revenue Code Section 401(a) (17) and the amount of pension benefit actually payable under the Company's qualified pension plan.

    3.   Compensation.  Casaday will be compensated at the rate of $212,880 per annum payable in accordance with normal pay practices of the Company.

In addition, Casaday shall be entitled to have his salary reviewed in June

1996 and will receive all normal benefits provided by PEI to officers of the Company in a similar executive management category.

    4.   Time Commitment.  Casaday shall devote his entire time and attention to the business of PEI and its subsidiary companies during the term of this Agreement.  During the term of the Agreement, Casaday shall

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not be engaged in any other business activity which interferes with his ability to perform for PEI hereunder, whether or not such business activity is pursued for pecuniary advantage.

    5.   Duties.  Casaday shall be responsible for the general management of the Company and is responsible for providing the vision, philosophy and culture of PEI and its subsidiary companies.  During the term of this contract, it is understood that the following goals and objectives should be pursued vigorously and reported periodically to the Board.

    A.   Develop, attract, retain and motivate a top management team capable of achieving the strategic objectives of the Company.  This will include periodic consultation with the Board on management succession.

    B.   Achieve the one year financial objectives provided for in the

1995-96 budget goals.  These would be defined as the earnings per share budgeted for 1995 and 1996 approved by the Board of Directors, and subject to unforeseen circumstances and unusual weather conditions.

    C.   Develop and plan a strategic long-term strategy for the Company working closely with the Planning Committee of the Board of Directors.  It is understood that the initiatives and responsibility for the long-term plan must come from the CEO with an oversight role by the Board's Planning

Committee.

    D.   Continue a close working relationship with the Board of Directors,

keeping them fully informed on all important aspects of the Company and its

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various operations.  This will include implementing Board policies and recommendations.

    E.   Develop a marketing plan for the Company which sets forth

acceptable new business objectives in both the gas and water part of the business.  The objectives established for the growth of the gas business should be comparable or exceed the percent increase of new customers being achieved by peer companies operating in like service areas.

    F.   Develop and carry out an external relations program with the shareholders, customers, communities and other constituents served by the

Company throughout its service area.

    G.   Provide the leadership to lead the Company and establish a philosophy that is well understood, and consistently applied and effectively implemented.  In other words, set the tone for the Company and make sure the tone is incorporated into the culture of the organization.

    6.   Status of Employee.  In performing services under this Agreement,

Casaday shall be acting as an officer of PEI and subject to its control and direction.

    7.   Non-Competition.  The parties agree that during the term of this

Agreement and employment hereunder, Casaday will not be employed by or provide services in any capacity whatsoever for any entity which is in any way competitive with PEI in the utilities services business.

    8.   Annual Physical and Confidential Report to Human Resources

Department.  To provide proper management succession and to be aware of the

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status of senior officers, the Board requests that Mr. Casaday have annual examinations, a summary report of which will be filed with the Human

Resources Department.  It is understood that the head of Human Resources would call to the attention of the Chairman of the Board any life threatening situations that are discovered during the course of physical examination.

    IN WITNESS WHEREOF, and with intent to legally bind their heirs,

successors and assigns, the parties have hereto set forth hands and seals to this Agreement the day and date above written.



ATTEST:                              PENNSYLVANIA ENTERPRISES, INC.



     /s/ Thomas J. Ward              By:    /s/ Dean T. Casaday
         Thomas J. Ward                         Dean T. Casaday



                                          /s/ Kenneth L. Pollock
                                        Kenneth L. Pollock, Chairman

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